EXHIBIT 11.1

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                      (in thousands, except per share data)

                                                                     Three months ended                   Nine  months ended
                                                              -------------------------------      -------------------------------
                                                              March 31, 1997   March 31, 1996      March 31, 1997   March 31, 1996
                                                              --------------   --------------      --------------   --------------
                                                                        (unaudited)                           (unaudited)
Primary and fully diluted:
     Weighted average shares:
         Common......................................             7,177            2,445               6,219             2,445
         Preferred...................................                              1,230
     Common equivalent shares from stock options
         and warrants................................             1,154              661               1,129              -
     Common and common equivalent shares pursuant
         to Staff Accounting Bulletin No. 83.........               -                680                 -                 680
                                                                 ------           ------              ------            ------

Shares used in per share calculation.................             8,331            5,016               7,348             3,125
                                                                 ======           ======              ======          ========

Net income (loss)....................................            $1,332             $384              $2,674          $(8,023)
                                                                 ======           ======              ======          ========

Net income (loss) per share..........................            $ 0.16           $ 0.08              $ 0.36          $ (2.57)
                                                                 ======           ======              ======          ========


(1) There is no difference between primary and fully diluted net income per share for all periods presented.

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